UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between RELIANCE BANCSHARES, INC. Des Peres, Missouri and FEDERAL RESERVE BANK OF ST.LOUIS St. Louis, Missouri	Docket No. 11-071-WA/RB-HC

WHEREAS, Reliance Bancshares, Inc., Des Peres, Missouri ("Reliance"), a registered bank holding company, owns and controls Reliance Bank, Des Peres, Missouri (the "Bank"), a state-chartered nonmember bank and Reliance Bank, FSB, Fort Meyers, Florida (the "Thrift") a federal savings bank (collectively, the "Banks");
WHEREAS, it is the common goal of Reliance and the Federal Reserve Bank of St. Louis (the "Reserve Bank") to maintain the financial soundness of Reliance so that Reliance may serve as a source of strength to the Banks;
WHEREAS, Reliance and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and
WHEREAS, on July 14, 2011, the board of directors of Reliance, at a duly constituted meeting, adopted a resolution authorizing and directing Patrick Gideon to enter into this Agreement on behalf of Reliance, and consenting to compliance with each and every provision of this Agreement by Reliance and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act")
(12 U.S.C. §§ 1813(u) and 1818(b)(3)). NOW, THEREFORE, Reliance and the Reserve Bank agree as follows:

Source of Strength
1.The board of directors of Reliance shall take appropriate steps to fully utilize Reliance's financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank and the Thrift, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation dated February 14, 2011, and any other supervisory action taken by the Bank's federal or state regulator or the Thrift's federal regulator.

Dividends
2.(a) Reliance shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors.
(b) Reliance shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
(c) Reliance shall not, without the prior written approval of the Reserve Bank, take dividends or any other form of payment representing a reduction in capital from the Thrift to the extent that, during the term of this Agreement, it is subject to any restriction by the institution's federal regulator that limits the payment of dividends or other intercorporate payments.
(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date. All requests shall contain, at a minimum, current and projected information on Reliance's capital, earnings, and cash flow; the Banks' capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Reliance must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption
3.(a) Reliance shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b) Reliance shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan
4.Within 90 days of this Agreement, Reliance shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Reliance on a consolidated basis. The plan shall, at a minimum, address, consider, and include:
(a) The consolidated organization's and the Banks' current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Banks issued by the Banks' federal regulators;
(b) the adequacy of the Banks' capital, taking into account the volume of classified credits, risk profile, the adequacy of the allowance for loan and lease losses, current and projected asset growth, and projected earnings;
(c) the source and timing of additional funds necessary to fulfill the consolidated organization's and the Banks' future capital requirements;
(d) supervisory requests for additional capital at the Banks or the requirements of any supervisory action imposed on the Banks by their federal or state regulator; and
(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Reliance serve as a source of strength to the Banks.
5.Reliance shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which Reliance's capital ratios fall below the approved plan's minimum ratios. Together with the notification, Reliance shall submit an acceptable written plan that details the steps that Reliance will take to increase its capital ratios to or above the approved plan's minimums.

Cash Flow Projections
6.Within 90 days of this Agreement, Reliance shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes ("Cash Flow Projection") for the first full calendar quarter following the date of this Agreement. For each subsequent calendar quarter Reliance shall submit to the Reserve Bank a Cash Flow Projection for that calendar quarter at least thirty days prior to the beginning of that quarter.

Compliance with Laws and Regulations
7.(a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Reliance shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 183li) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
(b) Reliance shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).

Progress Reports
8.Within 45 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

Approval and Implementation of Plan
9.(a) Reliance shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 4 of this Agreement.
(b) Within 10 days of approval by the Reserve Bank, Reliance shall adopt the approved capital plan. Upon adoption, Reliance shall promptly implement the approved plan, and thereafter fully comply with it.
(c) During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications
10.All communications regarding this Agreement shall be sent to:

(a) Mr. Timothy A. Bosch
Vice President
Federal Reserve Bank of St. Louis
P.O. Box 442
St. Louis, Missouri 63166-0442

(b) Mr. Allan Ivie, IV
President and Chief Executive Officer
Reliance Bancshares, Inc.
10401 Clayton Road
Frontenac, Missouri, 63131
Miscellaneous
11.Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Reliance to comply with any provision of this Agreement.
12.The provisions of this Agreement shall be binding upon Reliance and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
13.Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
14.The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Reliance, the Banks, any nonbank subsidiary of Reliance, or any of their current or former institution-affiliated parties and their successors and assigns.
15.Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 14th day of July, 2011.

RELIANCE BANCSHARES, INC.		FEDERAL RESERVE BANK OF ST. LOUIS
By:	/s/ Patrick Gideon	By:	/s/ Timothy A. Bosch
	Patrick Gideon		Timothy A. Bosch
	Non-Executive Chairman of the Board		Vice President